Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2024 First-Quarter Financial Results

CAMBRIDGE, Mass., April 30, 2024 — Forrester Research, Inc. (Nasdaq: FORR) today announced financial results for the first quarter ended March 31, 2024, with contract value (CV) at $323.1 million, down 4% compared with the prior year.

“We are in the final year of our migration journey, and we now have 70% of CV on the Forrester Decisions platform. We saw stabilization in our key CV retention metrics, an uptick in new business, and the rollout of Izola, our generative AI tool, to all Forrester Decisions clients,” said CEO and Chairman George F. Colony. “However, 2024 continues to be a challenging environment, with first-quarter revenue down 12%, largely driven by consulting headwinds. We are maintaining 2024 guidance, and we expect to see Forrester Decisions momentum gather as we progress through the year and into 2025.”

First-Quarter Consolidated Results

Total revenues for the first quarter of 2024 were $100.1 million, compared with $113.7 million for the comparable quarter in 2023. The company also announced that its board of directors authorized a $25 million increase in the company’s stock repurchase program, bringing the total available repurchase authorization to approximately $89 million.

On a GAAP basis, net loss was $6.7 million, or $0.35 per diluted share, for the first quarter of 2024, compared with a net loss of $4.1 million, or $0.21 per diluted share, for the same period in 2023.

On an adjusted basis, net income was $2.8 million, or $0.14 per diluted share, for the first quarter of 2024, reflecting an adjusted effective tax rate of 29%. Adjusted net income excludes stock-based compensation of $3.6 million, amortization of acquisition-related intangible assets of $2.5 million, and restructuring costs of $6.6 million. This compares with an adjusted net income of $5.1 million, or $0.27 per diluted share, for the same period in 2023, which reflects an adjusted tax rate of 29%. Adjusted net income for the first quarter of 2023 excludes stock-based compensation of $3.2 million, amortization of acquisition-related intangible assets of $3.1 million, restructuring costs of $1.6 million, and a legal settlement of $4.8 million.

Forrester is providing guidance for 2024 as follows:

Full-Year 2024 (GAAP):

•	Total revenues of approximately $430 million to $450 million

•	Operating margin of approximately 2.2% to 3.4%

•	Interest expense of approximately $3.0 million

•	An effective tax rate of approximately 50%

•	Earnings per share of approximately $0.24 to $0.44

Full-Year 2024 (Adjusted):

Adjusted financial guidance for full-year 2024 excludes stock-based compensation expense of $14.5 million to $15.0 million, amortization of acquisition-related intangible assets of approximately $10.0 million, restructuring costs of approximately $7.0 million, and any investment gains or losses.

•	Adjusted operating margin of approximately 9.5% to 10.5%

•	Adjusted effective tax rate of approximately 29%

•	Adjusted diluted earnings per share of approximately $1.50 to $1.70

About Forrester

Forrester (Nasdaq: FORR) is one of the most influential research and advisory firms in the world. We help leaders across technology, customer experience, digital, marketing, sales, and product functions use customer obsession to accelerate growth. Through Forrester’s proprietary research, consulting, and events, leaders from around the globe are empowered to be bold at work — to navigate change and put their customers at the center of their leadership, strategy, and operations. Our unique insights are grounded in annual surveys of more than 700,000 consumers, business leaders, and technology leaders worldwide; rigorous and objective research methodologies, including Forrester Wave™ evaluations; more than 100 million real-time feedback votes; and the shared wisdom of our clients. To learn more, visit Forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the full-year 2024 and statements about the performance of Forrester Decisions and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, including the migration of its existing clients into its Forrester Decisions portfolio of services; Forrester’s ability to fulfill existing or generate new consulting engagements and advisory services; technology spending; the risks and challenges inherent in international business activities; the use of generative AI in Forrester’s business and by Forrester’s clients and competitors; Forrester’s ability to offer new products and services; Forrester’s dependence on key personnel; Forrester’s ability to attract and retain professional staff; Forrester’s ability to respond to business and economic conditions and market trends; the impact of Forrester’s outstanding debt obligations; competition and industry consolidation; possible variations in Forrester’s quarterly operating results; concentration of ownership of Forrester; the possibility of network disruptions and security breaches; any failure to enforce and protect Forrester’s intellectual property rights; compliance with privacy laws; taxation risks; any weakness in Forrester’s system of internal controls; and the amount and timing of the repurchase of Forrester stock. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of operations and the table of key financial data are attached.

Contact:

Ed Bryce Morris

Vice President, Corporate Development & Investor Relations

Forrester Research, Inc.

+1 617-613-6565

ebrycemorris@forrester.com

Shweta Agarwal

VP, Corporate Communications

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2024, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Revenues:
Research	$76,581	$80,906
Consulting	23,141	31,750
Events	355	1,014

Total revenues	100,077	113,670

Operating expenses:
Cost of services and fulfillment	44,690	49,292
Selling and marketing	39,422	41,532
General and administrative	14,059	21,227
Depreciation	2,060	2,104
Amortization of intangible assets	2,514	3,066
Restructuring costs	6,624	1,589

Total operating expenses	109,369	118,810

Loss from operations	(9,292)	(5,140)
Interest expense	(762)	(793)
Other income, net	1,274	550

Loss before income taxes	(8,780)	(5,383)
Income tax benefit	(2,107)	(1,308)

Net loss	$(6,673)	$(4,075)

Basic loss per common share	$(0.35)	$(0.21)

Diluted loss per common share	$(0.35)	$(0.21)

Basic weighted average shares outstanding	19,285	19,108

Diluted weighted average shares outstanding	19,285	19,108

Adjusted data (1):
Loss from operations—GAAP	$(9,292)	$(5,140)
Amortization of intangible assets	2,514	3,066
Restructuring costs	6,624	1,589
Legal settlement	—	4,800
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	2,122	1,847
Selling and marketing	599	497
General and administrative	853	821

Adjusted income from operations	$3,420	$7,480

	Three Months Ended
	March 31,
	2024		2023
	Amount	Per Share	Amount	Per Share
Net loss—GAAP	$(6,673)	$(0.35)	$(4,075)	$(0.21)
Amortization of intangible assets	2,514	0.13	3,066	0.16
Restructuring costs	6,624	0.34	1,589	0.08
Legal settlement	—	—	4,800	0.25
Stock-based compensation	3,574	0.19	3,165	0.17
Tax effects of items above (2)	(2,546)	(0.13)	(2,978)	(0.16)
Adjustment to tax expense for adjusted tax rate (3)	(702)	(0.04)	(429)	(0.02)

Adjusted net income	$2,791	0.14	$5,138	$0.27

Diluted weighted average shares outstanding	19,339		19,170

(1)

Forrester believes that adjusted financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our adjusted presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, restructuring costs, a legal settlement, and net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 29% in 2024 and 2023, which excludes items such as the settlement of prior year tax audits and the effect of any adjustments related to the filing of prior year tax returns. The adjusted data does not purport to be prepared in accordance with Generally Accepted Accounting Principles in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute adjusted net income, we apply an adjusted effective tax rate of 29% in 2024 and 2023.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31,	December 31,
	2024	2023
Balance sheet data:
Cash, cash equivalents and marketable investments	$118,474	$124,489
Accounts receivable, net	$54,717	$58,999
Deferred revenue	$193,664	$156,798
Debt outstanding	$35,000	$35,000

	March 31,
	2024	2023
Cash flow data:
Net cash provided by operating activities	$611	$12,282
Purchases of property and equipment	$(1,426)	$(1,632)
Repayments of debt	$—	$(15,000)
Repurchases of common stock	$(4,097)	$—

	As of
	March 31,
	2024	2023
Metrics:
Contract value	$323,100	$337,900	(a)
Client retention	72%	74%
Wallet retention	88%	90	%(a)
Number of clients	2,308	2,678

	As of
	March 31,
	2024	2023
Headcount:
Total headcount	1,690	1,965
Sales force	604	701

(a)	March 31, 2023 amounts has been recast based on 2024 foreign currency rates and updated methodology as described on the investor relations section of our website.